Exhibit 3.7

CONCRETE EQUIPMENT COMPANY, INC.

REVISED ARTICLES OF INCORPORATION

ARTICLE I

NAME

The name of the corporation is CONCRETE EQUIPMENT COMPANY, INC.

ARTICLE II

DURATION

The period of the corporation’s direction is perpetual.

ARTICLE IV

PURPOSE

The purpose for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Nebraska Business Corporation Act.

ARTICLE IV

AUTHORIZED SHARES

The aggregate number of shares which the corporation shall have authority to issue is ten thousand (10,000) shares of common stock and the par value of each such share shall be one dollar ($1.00).

ARTICLE V

PREEMPTIVE RIGHTS

The shareholders of the corporation shall have no preemptive right to acquire either unissued or treasury shares of the corporation, whether now or hereafter authorized.

ARTICLE VI

REGISTERED OFFICE AND REGISTERED AGENT

The street address of the registered office of the corporation is Rural Route 1, Box 116, Yutan, Nebraska, 68073.  The name and street address of its registered agent is Roger H. Vandenack, Rural Route 1, Box 116, Yutan, Nebraska, 68073.

ARTICLE VII

ORIGINAL ARTICLES SUPERSEDED

These Revised Articles of Incorporation supersede the original Articles of Incorporation and any amendments thereto.